EXHIBIT 10.36

CLINICAL STUDY AGREEMENT

This Agreement, is made by and between NEUROLOGIX, INC., hereinafter referred to as “SPONSOR,” with its principal office located at 271-32 E. Grand Central Parkway, Floral Park, NY 11005, and NORTH SHORE UNIVERSITY HOSPITAL a not-for-profit corporation organized and existing under the laws of the State of New York, with its principal office located at 300 Community Drive, Manhasset, NY 11030, hereinafter referred to as “INSTITUTION,” as of this      day of July, 2003 (“Effective Date”).

WHEREAS, the clinical study contemplated by this Agreement (“the Study”) is of mutual interest and benefit to the INSTITUTION and to the SPONSOR, and will further the Institution’s instructional and research objectives in a manner consistent with its status as a non-profit, tax-exempt educational INSTITUTION;

WHEREAS, the protocol for the Study titled “Clinical Research in Patients affected by Parkinson’s Disease Using Direct Delivery of the GAD genes in the Brain” (“Protocol”) that will guide the performance of this Agreement, has been reviewed and accepted by the INSTITUTION and the INSTITUTION warrants it is fully able to perform the Study in a professional and competent manner;

NOW, THEREFORE, the parties agree as follows:

1. Scope of Research

INSTITUTION agrees to use its best efforts to conduct and carry out the Study in accordance with the Protocol, which is attached hereto as Appendix A and made an integral part of this agreement. Any change in Appendix A must be agreed to and approved in writing by SPONSOR and INSTITUTION.

2. Term of Agreement

This Agreement shall begin on the Effective Date and shall extend until the Study is concluded as to the twelve patients, unless the period is extended by a written modification of the Agreement, signed by both parties.

3. Principal Investigators

INSTITUTION’S Principal Investigator is David Eidelberg, M.D. (“INVESTIGATOR”), who will be responsible for the direction of the Study in accordance with applicable INSTITUTION policies, which INSTITUTION warrants and represents are not inconsistent with the terms of this Agreement, the Protocol, and generally accepted standards of good clinical practice and with all applicable local, State and federal laws and regulations governing the performance of clinical investigations. If for any reason, either or both of the INVESTIGATOR are unwilling or unable to continue to serve as INVESTIGATOR and a successor or successors, acceptable to both the INSTITUTION and the SPONSOR, is/are not available, this Agreement may be terminated as provided in Article 6.

4. Scope of Work

INSTITUTION shall provide all the necessary qualified personnel, materials and facilities necessary to accomplish the research tasks required by the Protocol as set forth in Appendix A. INSTITUTION and INVESTIGATOR agree to use their best efforts and professional expertise to perform the study in accordance with the Protocol; generally accepted standards of good clinical practice; and all applicable laws, rules and regulations relating to the conduct of the study.

5. Terms of Payment

SPONSOR will pay INSTITUTION $28,625.00 per satisfactorily completed patient, up to a maximum of $343,500.00 for the completion of all patients, and an up-front one time fee of $3,000.00 to cover all expenses associated with regulatory processing, Institutional Review Board review, and video camera and supplies. Payments shall be made in accordance with the terms set forth in Appendix B attached hereto.

6. Termination

Performance under this Agreement may be terminated by the SPONSOR upon thirty (30) days prior written notice. Performance may be terminated by the INSTITUTION if circumstances beyond its reasonable control preclude continuation of the Study. The INSTITUTION shall take all reasonable efforts to minimize further costs upon such notice. In the event of termination, INSTITUTION shall be paid amounts due, as of the effective date of termination. SPONSOR’s sole obligation shall be to pay INSTITUTION a pro-rated amount for actual work performed pursuant to the study and all non-cancelable obligations undertaken with prior approval of Sponsor.

7. Publications

INSTITUTION shall have the right, consistent with academic standards, to publish or present the results of its work pursuant to the Study, provided such publication does not constitute a violation of Article 8 (Confidentiality). Where this Study is part of a multicenter study, INSTITUTION will allow a reasonable time for the initial major publication based on the results obtained from all study sites. Subsequent to the multicenter publication or twenty-four (24) months after completion of the Study, whichever occurs first, INSTITUTION may publish the results of the study, with due regard to Article (8). In either case, INSTITUTION will submit a copy of the manuscript to SPONSOR for review and comment thirty (30) days prior to its submission for publication, to permit SPONSOR to identify patentable subject matter, and to identify any inadvertent disclosure of the SPONSOR’s proprietary information. INSTITUTION will not disclose SPONSOR’s Confidential Information without permission. SPONSOR will be given full credit and acknowledgment for the support provided to the INSTITUTION in any publication resulting from this Study. SPONSOR shall have an irrevocable, royalty-free, perpetual, right to reproduce, translate, and use all research data (including any informational database into which such data is entered) for its own purposes, including, but not limited to, submission to the United States Food and Drug Administration.

8. Confidential Information

In furtherance of the conduct of the Study, it may be necessary or desirable for the parties hereto to disclose proprietary, trade secret and/or other confidential information (hereinafter “Confidential Information”) to one another or to the INVESTIGATOR or their staff. All such Confidential information shall remain the property of the party disclosing same. The INVESTIGATOR and each party hereto agrees that any such Confidential Information disclosed to him or her, or to it or its employees, agents and contractors, shall be used only in connection with the legitimate purposes of this Agreement, shall be disclosed only to those who have a need to know it and are obligated to keep same in confidence, and shall be safeguarded with reasonable care, provided that the disclosing party has marked the Confidential Information as such at the time of disclosure (or, if disclosed verbally, is reduced to writing and so marked within 30 days of disclosure).

The foregoing confidentiality Obligation shall not apply when, after and to the extent the Confidential lnformation disclosed

a)	is now, or hereafter becomes, generally available to the public through no fault of the receiving party or its employees, agents or contractors,

b)	was already in the possession of the receiving party without restriction as to confidentiality at the time of disclosure as evidenced by competent written records, or

c)	is subsequently received without restriction by the receiving party from a third party with a right to disclose such information.

Confidential Information may also be disclosed to the extent required by law (including without limitation the filing and prosecution of patent applications), provided that the party making such disclosure of the other party’s Confidential Information shall give reasonable practical advance notice of same and request such confidential treatment of such disclosure from the recipient thereof as may be afforded by law. This obligation of confidentiality supercedes any and all agreements related to this Study.

9. HIPAA Compliance

All parties agree to treat as confidential and proprietary the other party’s Confidential Information and to exercise the same care to prevent the disclosure of such information as the party exercises to prevent disclosure of its own proprietary and confidential information. SPONSOR understands that INSTITUTION will be required to protect protected health information under the laws and regulations promulgated pursuant to the Health Insurance Portability and Accountability (HIPAA) of 1996. Sponsor agrees to notify Institution if any of its employees or agents breach such confidentiality; provide reasonable, study-specific assistance to Institution in responding to state or federal inquiries concerning HIPAA compliance; and to provide reasonable assistance to Institution regarding use of patient identifiable health information disclosed by Institution to Sponsor. In the event INSTITUTION notifies SPONSOR of breach of this provision, SPONSOR shall be given sixty (60) days to cure such breach and to communicate to INSTITUTION that such breach has been rectified. If such breach remains uncured for greater than sixty (60) days, INSTITUTION may immediately terminate this Agreement.

10. Inventions, Patents, and Licenses

a)	If, during the course of the performance of the Study and/or Protocol, or as a result of INSTITUTION’s use of any SPONSOR Confidential Information, INSTITUTION conceives or actually reduces to practice a new invention or use involving or relating to the Study or Protocol, in whole or in part, whether or not patentable, INSTITUTION will promptly notify SPONSOR. The new invention or use shall be the sole and exclusive property of SPONSOR, and INSTITUTION hereby assigns all such rights in and to such inventions or uses to SPONSOR. SPONSOR shall pay all costs associated with the filing, prosecution or maintenance of any patent application related to the new invention. Such application, if any, shall be filed and prosecuted by SPONSOR.

b)	All rights to patentable inventions and discoveries arising from Institution Research, and other than as provided for above, shall belong to INSTITUTION and shall be disposed of in accordance with INSTITUTION policy. To the extent that SPONSOR pays all direct and indirect costs of any research projects, SPONSOR shall be given a right of first refusal to obtain an exclusive, royalty-bearing license to any patentable inventions or discoveries conceived and first actually reduced to practice during the course of any such research project.

c)	INSTITUTION shall promptly disclose to SPONSOR on a confidential basis any invention or discovery described in subparagraph (b) above, and SPONSOR shall advise INSTITUTION in writing within ninety (90) days of disclosure to SPONSOR whether or not it wishes to secure a commercial license to such invention or discovery. If SPONSOR elects not to secure such license, rights to such invention or discovery shall be disposed of in accordance with INSTITUTION policies, with no further obligation to SPONSOR.

11. Modifications

All amendments or modifications of this Agreement shall be in writing and shall be signed by each of the parties hereto.

12. Indemnity

a)	SPONSOR shall indemnify, defend and hold harmless INVESTIGATOR, INSTITUTION and INSTITUTION’s officers, Institutional Review Board, directors, trustees and employees, students, independent contractors, attending physicians, and all other qualified personnel working under the direct supervision of the INVESTIGATORS, INSTITUTION and INSTITUTION’s officers, directors, trustees and employees in the conduct of the Study (“INDEMNIFIED PARTIES”), and hold them harmless from any demands, claims, lawsuits, costs of defense or costs of judgments that may be made or instituted against any of them by reason of injury (including death) to any person, or damage to property, arising out of or connected with performance of the Study by the INSTITUTION, provided, however, SPONSOR will have no liability for loss or damage resulting from, and no duty to indemnify with respect to: (i) failure of the INSTITUTION to adhere to the terms of the Protocol or SPONSOR’s written instructions concerning use of the Study therapy, drug or device, unless such failure to adhere was for the safety of the subject and/or was approved by the SPONSOR, (ii) failure by the INSTITUTION to comply with applicable FDA or other government requirements, or (iii) claims arising from the negligent, reckless or intentionally harmful actions of the INDEMNIFIED PARTIES.

b)	In addition to the foregoing paragraph (a) of this Article, SPONSOR agrees to assume responsibility for the cost of reasonable and medically necessary treatment of any injury to a patient enrolled in the Study that is a direct result of participation in the Protocol, except for such costs that arise directly from conditions (i)—(iii) set forth in the foregoing paragraph (a) of this Article.

c)	The INDEMNIFIED PARTIES shall be entitled, at their own cost and expense, to retain counsel to monitor any litigation to which this indemnity applies. SPONSOR has the right to control any legal proceedings to which this indemnity applies.

d)	The SPONSOR agrees not to settle or compromise any claim or action that imposes any restrictions or obligations on the INDEMNIFIED PARTIES, without INSTITUTION’s consent.

e)	SPONSOR’s responsibilities under this paragraph shall survive the termination of this Agreement.

13. Insurance

a)	SPONSOR shall, at its sole cost and expense, procure and maintain, provide evidence to INSTITUTION that it has, sufficient liability insurance and other adequate forms of protection, reasonably deemed acceptable by INSTITUTION, to satisfy the indemnification obligations set forth in section 12 of this Agreement, on or before one week prior to the first patient receiving treatment in accordance with the Protocol. Such evidence shall be in the form of a certificate of insurance that names INSTITUTION, INVESTIGATOR and INSTITUTION employees working under the INVESTIGATOR’ supervision in connection with the Protocol as additional insureds. INSTITUTION will inform SPONSOR whether its evidence of insurance and the adequacy thereof are acceptable.

b)	The fulfillment of the Insurance obligations hereunder shall not relieve the SPONSOR of any liability assumed hereunder or in any way modify the SPONSOR’s obligations to indemnify the INDEMNIFIED PARTIES.

14. Governing Law, Jurisdiction, and Venue

This agreement shall be governed by and construed in accordance with the laws of the State of New York, exclusive of choice law provisions. Any action or proceeding between the parties arising out of this Agreement may only be brought in a state or federal court located in the State of New York and the parties hereto agree to submit to the jurisdiction of the courts in New York.

15. Notices

All communications, reports, and notices required or permitted hereunder shall be deemed sufficiently given if in writing and personally delivered or sent by registered mail, postage prepaid, return receipt requested, addressed to the parties as follows or at such other address as a party shall have given notice of pursuant hereto:

If to the INSTITUTION:

David Eidelberg, M.D.

NORTH SHORE UNIVERSITY HOSPITAL

350 Community Drive

Manhasset, NY 11030

Telephone: (516) 869-9527

Facsimile: (516) 975-6420

With a Copy to:

North Shore University Hospital

Office of Grants and Contracts

5 Dakota Drive, Suite 307

Lake Success, NY 11042

Attn: Jacki Altman, Director

If to SPONSOR:

Neurologix, Inc.

c/o Palisade Capital Management, L.L.C.

One Bridge Plaza

Fort Lee, New Jersey 07024

Attention: Mr. Mark S. Hoffman

Fax Number: 201-585-9798

With a copy to:

Neurologix, Inc.

271-32 E. Grand Central Parkway

Floral Park, NY 11005

Attention: President

Fax Number: (718) 747-0569

16. Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, SPONSOR may assign this Agreement without the consent of INSTITUTION to a purchaser or successor-in-interest in the event of a merger, consolidation, or sale of substantially all of Sponsor’s stock or assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, provided that such successor-in-interest or purchaser agrees to assume all of SPONSOR’s obligations under this Agreement.

17. Entire Agreement

This agreement constitutes the entire agreement of the parties with regard to its subject matter and supersedes a previous written or oral representations, agreements, and understandings between SPONSOR and INSTITUTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative, all intending to be legally bound hereby.

NEUROLOGIX, INC.	NORTH SHORE UNIVERSITY HOSPITAL

/s/ Mark S. Hoffman	/s/ Robin Wittenstein

Mark S. Hoffman Secretary Treasurer	Robin Wittenstein V.P. and COO North Shore-Long Island Jewish Research Institute
7/18/03 Date	8/1/03 Date

Acknowledged and Agreed:

Principal Investigator

/s/ David Eidelberg

Dr. David Eidelberg
7/22/03 Date